UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to
FORM SB-2
Registration Statement under the Securities Act of 1933

LEXINGTON ENERGY SERVICES INC.
(Name of Small Business Issuer in its Charter)

NEVADA	1389	N/A
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

207 West Hastings Street, Suite 1209
Vancouver, British Columbia, Canada, V6B 1H7
(604) 899 4550
(Address and telephone number of principal executive offices)

CSC Services of Nevada Inc.
502 East John Street
Carson City, Nevada 89706
(775) 882 3072
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green
Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804 Fax (604) 408 5177

Approximate Date of Proposed Sale to the Public: Not applicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

This Post-Effective Amendment No. 2 to Form SB shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c), may determine.

LEXINGTON ENERGY SERVICES INC.

DEREGISTRATION OF SECURITIES

A Registration Statement on Form SB-2, as amended (the “Registration Statement”), was filed by Lexington Energy Services Inc. (the “Company”) and was declared effective by the Securities and Exchange Commission on September 22, 2006. The Registration Statement registered 4,000,000 shares of the Company’s common stock, owed by the Directors of the Company, Larry Kristof and Brent Nimeck. These 4,000,000 shares of the Company’s common stock were registered to be sold by the Directors at a fixed price of $0.85 per share.

The Directors have completed their offering on December 1, 2006. Larry Kristof has sold 150,000 shares registered in his name. Brent Nimeck has sold 100,000 shares registered in his name. Larry Kristof wishes to deregister the 1,850,000 shares registered in his name which remain unsold. Brent Nimeck wishes to deregister the 300,000 shares registered in his name that remain unsold and also deregister the 1,600,000 shares in the name of Greystone Holdings Ltd. (a company in which Mr. Nimeck has voting and investment control) that remain unsold.

In accordance with the undertakings contained in Item 512 of regulation S-B, the Company is filing this Post-Effective Amendment No. 2 to deregister the shares which were not sold in the offering.

This Post-Effective Amendment No. 2 deregisters the following:

a.	1,850,000 shares of common stock, registered in the name of Larry Kristof;

b.	300,000 shares of common stock, registered in the name of Brent Nimeck; and

c.	1,600,000 shares of common stock, registered in the name of Greystone Holdings Ltd.,

all of which remain unsold as of the offering termination date of December 1, 2006.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on December 11, 2006.

LEXINGTON ENERGY SERVICES INC.

By:	/s/ Larry Kristof
Larry Kristof
President, Director, Chief Executive Officer,
Chief Financial Officer, Chief Accounting
Officer, Treasurer, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

President, Director, Chief
Executive Officer, Chief Financial
/s/ Larry Kristof	Officer,	December 11, 2006
Larry Kristof	Chief Accounting Officer,
Treasurer, Secretary

/s/ Brent Nimeck	Director, Senior Vice-President of	December 11, 2006
Brent Nimeck	Operations